Exhibit 99.1

FOR IMMEDIATE RELEASE

Ducommun Reports Results for the

Second Quarter Ended June 30, 2012

Achieved Margin Expansion and Solid Cash Flow Generation

LOS ANGELES, California (August 6, 2012) – Ducommun Incorporated (NYSE:DCO) today reported results for its second quarter and the six months ended June 30, 2012.

Highlights

•	Net sales increased 71% to $184.7 million for the second quarter of 2012 versus the second quarter of 2011, including sales of $80.3 million from the acquisition of LaBarge, Inc. (“LaBarge”)

•	The Company reported net income of $5.5 million, or $0.52 per fully diluted share, for the second quarter of 2012, including a state tax benefit of $0.15 per fully diluted share

•	Adjusted EBITDA grew to $21.3 million in the second quarter of 2012 from $11.1 million in the second quarter of 2011

•	Cash flow from operations was $10.5 million in the second quarter 2012

•	Backlog as of June 30, 2012 was approximately $640 million

“Ducommun saw additional momentum this quarter driven by stronger operational performance, margin gains at Ducommun LaBarge Technologies and commercial aircraft demand,” said Anthony J. Reardon, chairman, president and chief executive officer. “Our earnings – excluding any tax adjustments – rose sequentially to $0.37 per share from $0.23 in the first quarter, and we generated $10.5 million in cash flow from operations. In addition, our backlog remains near record levels – testimony to the Company’s new business development activities and our diverse aerospace product portfolio, offsetting some near-term weakness in the industrial and natural resources end markets.

“Having largely integrated LaBarge and its operations to realize synergies and reduce costs, we are now focused on ensuring that sequential margin expansion continues – and bottom line results improve – within the current economic environment. More than ever, Ducommun’s customers are recognizing and appreciating the breadth of our offerings, thus providing opportunities for us to grow via increased technology content and more complex subassemblies. In the near term, commercial aerospace build rates remain robust, our military platforms are solid, and the Company’s backlog represents an attractive mix of programs across various end markets. We believe the second half of 2012 will bring a convergence of positive factors across our businesses, positioning Ducommun for stronger results and higher returns for our shareholders.”

Second Quarter Results

Sales for the second quarter of 2012 increased 71% to $184.7 million, compared with $108.0 million for the second quarter of 2011, reflecting $80.3 million in revenue from the acquisition of LaBarge. The Company reported net income of $5.5 million, or $0.52 per fully diluted share, compared with a net loss of $3.0 million, or $(0.28) per fully diluted share, for the comparable period last year. The second quarter 2012 results include a state tax benefit of $1.6 million, or $0.15 per fully diluted share. The second quarter 2011 results included pre-tax transaction-related expenses of $10.9 million ($7.8 million after tax, or $0.73 per fully diluted share); excluding transaction related expenses, net income for the second quarter 2011 was $4.8 million, or $0.45 per fully diluted share.

Adjusted EBITDA for the second quarter of 2012 increased to $21.3 million, or 11.6% of revenues, compared with $11.1 million, or 10.3% of revenues, for the comparable period last year.

The Company had an effective tax rate of 4.7% in the second quarter 2012, compared to an effective tax benefit of 27.9% in the second quarter 2011. The effective tax rate in the second quarter of 2012 benefitted from the LaBarge acquisition which allowed the Company to file state consolidated tax returns (“combined report”) in certain states. This lower tax rate reduced the Company’s tax provision by approximately $1.6 million.

Cash flow generated from operations during the second quarter of 2012 was $10.5 million, as compared to $2.4 million in the prior year’s second quarter. Excluding $10.1 million in transaction-related costs last year, the Company generated $12.5 million of cash flow from operations in the second quarter 2011.

Ducommun AeroStructures (DAS)

The DAS segment reported net sales for the second quarter of $76.9 million, compared with $76.6 million in the prior-year period. The segment realized higher sales of large commercial aircraft and military helicopter products, somewhat offset by lower sales of regional aircraft and military fixed wing products. Operating income for the 2012 second quarter was $7.6 million, or 9.9% of revenues, compared with $8.8 million, or 11.5% of revenues, for the prior-year period. Operating income in 2012 was impacted by a higher proportion of sales of lower margin products. Adjusted EBITDA was $9.8 million, or 12.8% of revenues, compared with Adjusted EBITDA of $11.3 million, or 14.8% of revenues, for the prior year period.

Ducommun LaBarge Technologies (DLT)

The DLT segment reported net sales for the second quarter of $107.8 million, compared with $31.5 million in the second quarter of 2011, reflecting sales of $80.3 million from the acquisition of LaBarge. Operating income for the second quarter of 2012 was $10.5 million, or 9.7% of revenues, compared with operating income of $2.7 million, or 8.6% of revenues, in the 2011 second quarter. Adjusted EBITDA was $15.1 million, or 14.3% of revenues, compared with Adjusted EBITDA of $3.9 million, or 12.2% of revenues, in the second quarter of 2011.

Corporate General and Administrative Expenses (CG&A)

CG&A expenses for the second quarter of 2012 were $4.0 million, or 2.2% of revenues, as compared with $14.2 million, or 13.1% of revenues, in the 2011 second quarter. CG&A was lower year-over-year primarily due to the reduction in transaction-related expenses of approximately $10.1 million from the LaBarge acquisition and from integration cost synergies. Excluding transaction-related expenses, CG&A for the second quarter 2011 would have been $4.1 million, or 3.8% of revenues.

Six Months Results

Sales for the first six months of 2012 increased 78% to $369.0 million, compared with $207.6 million for the first six months of 2011, reflecting $164.6 million in revenue from the acquisition of LaBarge. The Company reported net income of $7.9 million, or $0.75 per fully diluted share, compared with break-even, or $0.00 per fully diluted share, for the prior-year period, which included pre-tax transaction-related expenses of $12.3 million. The six month 2012 results include a $1.6 million, or $0.15 per fully diluted share, state tax benefit. Excluding transaction-related expenses, net income for the first six months of 2011 was $8.7 million, or $0.82 per fully diluted share.

Adjusted EBITDA for the first six months of 2012 increased to $40.4 million, or 10.9% of revenues, compared with $20.2 million, or 9.7% of revenues, for the comparable period last year.

The Company had an effective tax rate of 16.0% for the six months ended June 30, 2012, compared to an effective tax benefit of 60.0% for the six months ended July 2, 2011. The effective tax rate in 2012 benefitted from the LaBarge acquisition which allowed the Company to file state consolidated tax returns (“combined report”) in certain states. This lower tax rate reduced the Company’s tax provision by approximately $1.6 million.

Cash flow generated from operations during the first half of 2012 was $5.7 million, as compared to cash usage of $22.9 million during the prior year’s first six months. Excluding $11.5 million in transaction-related costs last year, the Company used $11.4 million of cash from operations in the first six months of 2011.

Ducommun AeroStructures (DAS)

The DAS segment reported net sales for the first six months of 2012 of $151.2 million, compared with $148.8 million in the prior-year period. The segment saw higher sales of large commercial aircraft and military products, somewhat offset by lower sales of regional aircraft and military fixed wing products. Operating income for the 2012 six month period was $14.2 million, or 9.4% of revenues, compared with $15.9 million, or 10.7% of revenues, for the prior-year period. Operating income in 2012 was impacted by a higher proportion of sales of lower margin products. Adjusted EBITDA was $18.5 million, or 12.2% of revenues, compared with Adjusted EBITDA of $20.9 million, or 14.1% of revenues, in the prior-year period.

Ducommun LaBarge Technologies (DLT)

The DLT segment reported net sales for the first six months of 2012 of $217.9 million, compared with $58.8 million in the prior-year period, reflecting sales of $164.6 million from the acquisition of LaBarge. Operating income for the six months of 2012 was $18.8 million, or 8.6% of revenues, compared with operating income of $4.8 million, or 8.2% of revenues, in 2011. Adjusted EBITDA was $28.2 million, or 13.0% of revenues, compared with Adjusted EBITDA of $6.8 million, or 11.6% of revenues, in the prior-year period.

Corporate General and Administrative Expenses (CG&A)

CG&A expenses for the first six months of 2012 were $7.1 million, or 1.9% of revenues, as compared with $19.1 million, or 9.2% of revenues, in 2011. CG&A was lower year-over-year primarily due to the reduction in transaction-related expenses of approximately $11.5 million from the LaBarge acquisition and integration cost synergies. Excluding transaction-related expenses, CG&A for the six months of 2011 would have been $7.6 million, or 3.7% of revenues.

Conference Call

A teleconference hosted by Anthony J. Reardon, the Company’s chairman, president and chief executive officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held today, August 6, 2012 at 2:00 PM PT (5:00 PM ET) to review these financial results. To participate in the teleconference, please call 866-356-4441 (international 617-597-5396) approximately ten minutes prior to the conference time stated above. The participant passcode is 68037838. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.

This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 98507534.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, any difficulties, delays or failure in, or unanticipated costs of, realizing the expected synergies of the LaBarge acquisition, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

	Joseph P. Bellino	or	Chris Witty
	Vice President and Chief Financial Officer		Investor Relations
	(310) 513-7211		(646) 438-9385 / cwitty@darrowir.com

[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS)/INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Sales and Service Revenues:
Product sales	$177,140	$100,945	$354,642	$192,278
Service revenues	7,565	7,098	14,406	15,318

Net Sales	184,705	108,043	369,048	207,596

Operating Costs and Expenses:
Cost of product sales	142,542	81,542	286,945	156,381
Cost of service revenues	6,212	5,497	11,681	11,803
Selling, general and administrative expenses	21,939	23,597	44,551	37,746

Total Operating Costs and Expenses	170,693	110,636	343,177	205,930

Operating Income/(Loss)	14,012	(2,593)	25,871	1,666
Interest Expense	(8,234)	(1,531)	(16,473)	(1,791)

Income/(Loss) Before Taxes	5,778	(4,124)	9,398	(125)
Income Tax (Expense)/Benefit	(271)	1,151	(1,501)	75

Net Income/(Loss)	$5,507	$(2,973)	$7,897	$(50)

Earnings Per Share:
Basic earnings/(loss) per share	$0.52	$(0.28)	$0.75	$—
Diluted earnings/(loss) per share	$0.52	$(0.28)	$0.75	$—
Weighted Average Number of Common
Shares Outstanding
Basic	10,582	10,536	10,565	10,531
Diluted	10,582	10,696	10,565	10,656

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited) June 30, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$37,251	$41,449
Accounts receivable	100,279	96,174
Unbilled receivables	4,302	3,286
Inventories	159,303	154,503
Production cost of contracts	19,952	18,711
Deferred income taxes	12,245	12,020
Other current assets	11,975	14,648

Total Current Assets	345,307	340,791
Property and Equipment, Net	99,443	98,477
Goodwill	161,940	163,845
Intangibles, Net	182,103	187,854
Other Assets	15,842	17,120

	$804,635	$808,087

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$1,941	$1,960
Accounts payable	55,799	60,675
Accrued liabilities	50,914	53,823

Total Current Liabilities	108,654	116,458
Long-Term Debt, Less Current Portion	389,317	390,280
Deferred Income Taxes	68,311	72,043
Other Long-Term Liabilities	24,993	25,022

Total Liabilities	591,275	603,803

Commitments and Contingencies
Shareholders' Equity:
Common stock	107	107
Treasury stock	(1,924)	(1,924)
Additional paid-in capital	65,557	64,378
Retained earnings	156,945	149,048
Accumulated other comprehensive loss	(7,325)	(7,325)

Total Shareholders' Equity	213,360	204,284

	$804,635	$808,087

DUCOMMUN INCORPORATED AND SUBSIDIARIES

BUSINESS SEGMENT PERFORMANCE

(In thousands)

(Unaudited)

	Three Months			Six Months
	June 30, 2012	July 2, 2011	Change	June 30, 2012	July 2, 2011	Change
Net Sales:
Ducommun AeroStructures	$76,890	$76,575	0.4%	$151,177	$148,779	1.6%
Ducommun LaBarge Technologies	107,815	31,468	242.6%	217,871	58,817	270.4%

Total Net Sales	$184,705	$108,043	71.0%	$369,048	$207,596	77.8%

Segment Operating Income (1)
Ducommun AeroStructures	$7,574	$8,844		$14,165	$15,911
Ducommun LaBarge Technologies (5)	10,486	2,721		18,788	4,844

	18,060	11,565		32,953	20,755
Corporate General and Administrative Expenses (3)(5)	(4,048)	(14,158)		(7,082)	(19,089)

Total Operating Income/(Loss)	$14,012	($2,593)		$25,871	$1,666

EBITDA (1)
Ducommun AeroStructures
Operating Income	$7,574	$8,844		$14,165	$15,911
Depreciation and Amortization	2,241	2,472		4,297	5,029

	9,815	11,316		18,462	20,940
Ducommun LaBarge Technologies
Operating Income	10,486	2,721		18,788	4,844
Depreciation and Amortization	4,732	1,130		9,429	1,980

	15,218	3,851		28,217	6,824
Corporate General and Administrative Expenses (2)(3)
Operating Loss	(4,048)	(14,158)		(7,082)	(19,089)
Depreciation and Amortization	30	4		81	8

	(4,018)	(14,154)		(7,001)	(19,081)

EBITDA	$21,015	$1,013		$39,678	$8,683

Adjusted EBITDA
Acquisition-related transaction expenses (3)(4)	$111	$10,076		$262	$11,476
Acquisition-related change-in-control compensation expenses (5)	217	—		433	—

	328	10,076		695	11,476

Adjusted EBITDA	$21,343	$11,089		$40,373	$20,159

Capital Expenditures:
Ducommun AeroStructures	$1,829	$3,375		$4,286	$4,134
Ducommun LaBarge Technologies	2,012	788		4,449	1,475
Corporate Administration	5	131		28	194

Total Capital Expenditures	$3,846	$4,294		$8,763	$5,803

(1)	Before certain allocated corporate overhead.
(2)	Includes approximately $0.1 million and $0.3 million of acquisition-related transaction expenses related to the LaBarge acquisition in the three months and six months ended June 30, 2012 and approximately $10.1 million and $11.5 million in the three months and six months ended July 2, 2011, respectively.
(3)	Certain expenses, previously incurred by the operating units, are now included in the corporate general and administrative expense as a result of the Company's organizational changes.
(4)	Includes investment banking, accounting, legal, tax and valuation expenses as a direct result of the LaBarge acquisition.
(5)	Includes approximately $0.2 million and $0.4 million of acquisition-related transaction costs resulting from a change-in-control provision for certain LaBarge key executives and employees arising in connection with the LaBarge acquisition in the three months and six months ended June 30, 2012 and $0 in 2011.